Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall Acting CEO 617.926.1551 pmarshall@panacos.com

Panacos Reports Third Quarter 2006 Financial Results

Watertown, MA (October 26, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the third quarter ended September 30, 2006 and reviewed progress in its development programs.

Recent Business Highlights:

•	The Company continued to advance its Phase 2b study of bevirimat (PA-457) in treatment-experienced patients failing current therapy in combination with approved HIV drugs. The goal of the study is to select the most appropriate dose(s) to take into pivotal Phase 3 trials.

•	The Company recently released the results of a preclinical study that indicates bevirimat is non-teratogenic, meaning it did not cause fetal malformations in the models used in this study. These results suggest that bevirimat may not be teratogenic when used to treat HIV-infected pregnant women.

•	The Company also presented an update on its HIV fusion inhibitor program at the XVI International AIDS Conference in Toronto, indicating that the Panacos compounds have very high potency and a unique molecular target within the viral surface proteins, distinct from the currently-marketed HIV fusion inhibitor FUZEON.

•	The Company announced the addition of Dr. Laurent Fischer, M.D., to the Company’s Board of Directors. Dr. Fischer, currently the President and CEO of Ocera Therapeutics, Inc., has extensive experience in developing and commercializing HIV drugs both at Dupont Pharmaceuticals and at Hoffmann LaRoche.

Financial Highlights

For the third quarter of 2006, Panacos reported a net loss of $7.9 million or $0.16 per share versus a net loss of $5.8 million or $0.15 per share for the third quarter of 2005. Revenue from research funding in the third quarter of 2006 decreased to $33,000 from $148,000 for the third quarter of 2005 as a result of the completion of the Company’s NIH grant-funded projects.

Research and development expenses in the third quarter of 2006 increased to $5.7 million from $3.8 million in the third quarter of 2005, primarily as a result of increased activity in the Company’s development programs. General and administrative expenses in the third quarter of 2006 increased to $3.2 million from $2.2 million in the third quarter of 2005, primarily due to the recognition of stock compensation expenses under FAS 123(R).

Unrestricted cash, cash equivalents and marketable securities were $66.0 million at September 30, 2006. As of September 30, 2006 the Company had approximately 50.5 million common shares outstanding.

“In the third quarter, Panacos made continued progress in our bevirimat development program and our pipeline programs,” commented Peyton J. Marshall, CFO and Acting CEO of Panacos. “The Phase 2b trial is clearly a major step in bevirimat’s development, and we expect initial data for the first cohort before year-end and data from subsequent cohorts in the following quarters.”

Panacos will hold a conference call today to discuss the third quarter results and the Company’s development programs at 4:30 p.m. (EDT). The conference call can be accessed via the web at www.panacos.com or by dialing (866) 831-6243 (domestic) or (617) 213-8855 (international), between 4:15 and 4:25 p.m. and entering the passcode 64047158. A replay of the conference call will be available from 6:30 p.m. on October 26, 2006 until Friday, November 24, 2006, and can be accessed via the web at www.panacos.com or by dialing toll-free (888) 286-8010, and outside the U.S. (617) 801-6888 with passcode 71536424.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials.

FUZEON is a registered trademark of Roche Laboratories Inc. and Trimeris Inc.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Revenues:
Research funding	$33	$148	$259	$882

Operating expenses:
Research and development costs	5,688	3,847	17,976	12,759
General and administrative expenses	3,183	2,162	14,467	5,880
In-process research and development charge	—	—	—	19,417
Impairment charges	—	—	—	13,773

Total operating expenses	8,871	6,009	32,443	51,829

Loss from operations	(8,838)	(5,861)	(32,184)	(50,947)
Interest income, net	928	86	2,782	208
Other income (expense), net	(3)	(19)	(3)	(4)

Net loss	$(7,913)	$(5,794)	$(29,405)	$(50,743)

Basic and diluted net loss per share	$(0.16)	$(0.15)	$(0.58)	$(1.71)
Weighted average shares used in calculation of basic and diluted net loss per share	50,416	39,785	50,279	29,702

PRO FORMA
Net loss	$(7,913)	$(5,794)	$(29,405)	$(50,743)

Pro forma basic and diluted net loss per share	$(0.16)	$(0.15)	$(0.58)	$(1.45)
Pro forma weighted average shares used in calculation of basic and diluted net loss per share	50,416	39,785	50,279	35,083

NOTE:
PRO FORMA calculation assumes conversion of preferred stock to common stock on the dates the preferred stock was issued

PANACOS PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)
	September 30, 2006	December 31, 2005
Cash, cash equivalents & marketable securities	$65,977	$87,138
Other current assets	1,361	1,474
Restricted cash, long-term	545	545
Property and equipment, net	2,252	2,354
Other assets	106	60

Total assets	$70,241	$91,571

Accounts payable and accrued expenses	$4,890	$5,607
Term debt obligations, current	—	213
Liability classified awards	235	—
Deferred rent, long-term	161	150
Stockholders' equity	64,955	85,601

Total liabilities stock and stockholders' equity	$70,241	$91,571